Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (January 23, 2013)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a cash dividend to shareholders.  The quarterly dividend of $0.04 per share will be paid on March 1, 2013 to shareholders of record on the close of business on February 6, 2013.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business. At December 29, 2012, there were 968 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, and Music Go Round®. An additional 65 retail franchises have been awarded but are not open.  In addition, at September 29, 2012, the Company had a lease portfolio of $34.1 million.